EXHIBIT 10.19

AGREEMENT BETWEEN
FEDERAL PRISON INDUSTRIES, INC.
AND
IX ENERGY, INC.

Solar Panel Manufacture

THIS AGREEMENT is entered into this 19th day in June, 2008, by and between Federal Prison Industries, Inc., with principal offices located at 320 First Street NW, Building 400, 6th Floor, Washington, DC 20534, (hereinafter referred to as "FPI" or trade name "UNICOR") and IX Energy, Inc., with principal offices located at 419 Lafayette Street, 6th Floor, New York, NY 10003 (hereinafter referred to as "IX").

WHEREAS, IX desires to obtain the assembly and production of solar panels and the fabrication and assembly of frames and other support assemblies, which panels shall be sold to various Federal civilian and military government customers of IX and UNICOR; and

WHEREAS, UNICOR has established the capability and capacity to assemble and produce solar panels and desires to provide such production work to IX for the sale of solar panels to Federal civilian and military government customers of IX and UNICOR;

WHEREAS, UNICOR and IX desire to enter into an Agreement whereby UNICOR will establish one or more dedicated production line(s) and provide assembly and production of solar panels to IX and other related work as specified herein;

WHEREAS, both parties agree to conduct the program in an effort to seek to repatriate jobs to the maximum extent possible that otherwise would be performed offshore, and to concentrate on the creation of work experiences and environments for inmates that will provide training and meaningful job opportunities upon release into society.

NOW THEREFORE, UNICOR and IX, in consideration of the promises and covenants contained herein, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, agree as follows:

1. Work in Support of Solar Panel Assembly. Production and Other Related Work

1.1 Solar Panels. During the term of this Agreement, UNICOR shall provide work in connection with the assembly and production of solar panels, including, but not limited to, receiving and inspecting incoming materials; performing quality control inspections on materials received from IX or other vendors and suppliers, and recording such data; documenting materials and quantities received; soldering, framing, wiring and assembling; packaging; inspecting and performing quality control inspections on finished products and recording such data; shipping completed items; and on-going related warranty and repair, upgrade and replacement work as specified and instructed by IX; and other related work to support the assembly and production of solar panels on an as-agreed upon and as-needed basis by the parties (hereinafter referred to as the "Services").

1.2 Location of Assembly and Production of Solar Panels. UNICOR shall provide the work to assembly and produce the solar panels and other related work through the use of inmate workers (hereinafter referred to as "inmates") at the UNICOR factory in Otisville, New York and other UNICOR factories that UNICOR may deem appropriate, and non-inmate employees (hereinafter referred to as "Staff") who shall provide supervisory and administrative support as well as security for the operations.

1.3 Location of Fabrication of Framing and Support Structures. UNICOR shall provide the work to fabricate and assemble the frames and other support assemblies for the solar panels at the UNICOR factory at FCI Pekin or other UNICOR factories that UNICOR may deem appropriate.

1.4 Insurance. IX shall maintain insurance coverage for all supplies and materials that it supplies to UNICOR and that are used in fulfilling this agreement as well as any other liability insurance necessary for IX to fulfill this agreement. To the degree that any supplies, materials and work cannot be insured by IX because the supplies, materials or work do not belong to or are not the product of IX, IX shall not be held liable for any acts, omissions, product omission, product defects or any other conduct or actions of FPI's Staff or Inmates in connection with the assembly and production of-solar panels and the fabrication and assembly of frames and other support assemblies or any warranty work related thereto.

1.5 Design Changes. Any design or production change(s) must be reviewed and approved by both parties and UNICOR or IX shall provide supporting documentation to implement the change(s).

1.6 Evaluation. UNICOR shall conduct an assessment of the work involved in supporting the assembly, and production of solar panels and related work at times that are convenient to both parties to evaluate customer satisfaction and ensure that the projects are manufactured, packed and shipped as required, and that warranty work and services are performed in accordance with warranty work for UNICOR's Department of Defense electronics products and services or comparable standards of the Underwriters Laboratories.

1.7 Personnel..  Subject to Bureau of Prisons policy, UNICOR will select a workforce of inmates from the prison population at the site of the factory(ies) where the assembly, production, and fabrications will occur. IX may bring its personnel to the factory(ies), subject to the rules and policies of the Bureau of Prisons for such admissions, for the purposes of communicating with the line managers and inspecting and evaluating the assembly, production and fabrications and quality control,

2. Sales Programs. The parties agree that there shall be two separate and distinct sales and marketing programs for the sales of the solar panels, frames and support assemblies.

2.1 Program One. Under Program One, UNICOR shall assemble and produce solar panels and fabricate and assemble frames and other support assemblies (the "Products"). IX shall actively market to and solicit customers, prepare customer proposals, and aid customers in obtaining project financing. Under Program One

2.1.1 IX will notify UNICOR of all solar panel opportunities for the Federal government prior to bidding or proposing on those projects. UNICOR has the sole authority to decide whether to pursue, or contract for, any Federal job. If UNICOR decides not to pursue or contract for a Federal job, IX may notify another manufacturer of the proposed project.

2.1.2 IX shall accept Federal government orders and purchase the products from UNICOR in fulfillment of the orders. IX shall invoice the customers and shall make payment to UNICOR within five (5) days after payment is received from the customer.

2.1.3 Pricing. Pricing shall be $0.55 per watt for panel fabrication plus the price of the photovoltaic cells shall also be added to the price of the unit. Pricing shall be subject to quarterly review of actual costs in comparison to the original costing parameters, with adjustments and the mutual agreement by both parties. Pricing does not include delivery.

2.1.4 Submission of Purchase Orders. IX shall submit Advance Purchase Orders and forecasts and Final Delivery Orders in writing to the UNICOR Program Manager for each job requested in support of the solar panels. All Purchase Orders shall be consistent with the customer delivery order and include at a minimum the exact quantity of solar panels ordered by IX, the applicable billable rate, customer contract number, customer delivery order number and due date.

2.1.5 Invoicing and Payment Terms. Upon shipping of finished products for delivery to a location specified by the customer for each order, the UNICOR factory issuing the product shall also forward to IX certain invoicing documents consisting of a copy of the order number, a Packaging List by the order numbers, a Bill of Lading, and an invoice. A copy of the order number and other invoicing documents shall also be forwarded to IX. The copy of the order number generated by UNICOR may serve as IX's invoice to the government customer. UNICOR shall render an invoice every thirty days for services rendered to IX'S designated Contract Administrator, at IX for all items produced and costs incurred under this Agreement, via email to an address provided by IX, with payment due in full within five (5) days after payment is received from the customer. UNICOR shall invoice IX quantities consistent with the applicable government purchase order. Also, within five (5) days of receipt by IX of any prepayment received from Federal customers on goods provided pursuant to this agreement, IX will also forward to UNICOR its fair portion of the advance or prepayment on those items produced or costs incurred. And further, within five (5) days of receipt by IX of any termination costs paid by Federal customers on goods or services provided pursuant to this agreement, IX will also forward to UNICOR its fair portion of the termination costs received. IX shall use its best efforts to receive payment from customers.

2.1.6 Payment. Payment to UNICOR shall be made by check or electronic fund transfer to the following address: Federal Prison Industries, P.O. Box 11890, Lexington, KY 40578-1890.

2.1.7 Disputes. If a dispute exists concerning an item included in the invoice, IX shall notify UNICOR within ten (10) business days of the date of receiving an invoice or a dispute notice from the customer, whichever is later, that a dispute exists concerning the item. Penalties for failure to meet delivery dates will be a negotiated item. Pursuant to 31 USC 3711, 31 CFR 900-904, FPI is required to report the status of open accounts to outside credit agencies. An assessment of interest, penalties, and administrative costs is required on any debt in excess of 30 days. Debts in excess of 180 days shall be turned over to the U.S. Treasury for collection/offset. Unless otherwise specified, all charges are exclusive of taxes.

2.2 Program Two. Under Program Two, IX may act as the sales agent for UNICOR. UNICOR may identify potential customers and refer the customers' names and other identifying information to IX. UNICOR and IX may work together to prepare customer proposals and to aid customers in obtaining project financing. Under Program Two

2.2.1 UNICOR shall sell the Products directly to the customers. Upon receiving payment from the customers, UNICOR shall pay IX a Service Fee as set forth below:

2.2.2 Pricing. Unicor shall pay IX a Service Fee equal to 25% of the net earnings per project. Large scale projects over 5 megawatts would be negotiated on a project-by-project basis.

2.2.3 Payment Terms. Unicor shall make payment due in full within five (5) days after payment is received from the customer.

2.2.4 Payment. Payment to IX shall be made by check or electronic fund transfer to an address to be provided.

2.2.5 Documents. Under Program Two, Unicor shall provide IX with a copy of all purchase orders, order confirmations, invoices, and other purchase documents so that IX may accurately track all orders placed, confirmed, and shipped pursuant to this Program Two, when applicable.

3. Term of Agreement and Termination

3.1 Term of Agreement. This Agreement shall be for a term of five years, commencing on the Effective Date (which shall be defined as the date the first shipment of assembled units is received IX or to a designated government customer).

3.2 Warranty Work. FPI shall perform warranty, replacement, upgrade and repair work for IX and its commercial and Government customers during the term of the warranties and contractual obligations of the sales and supply contracts and agreements, as specified in Section of this Agreement entitled Manufacturer's Warranty.

3.3 Termination of Agreement. This Agreement may be terminated prior to the production of the required number of solar panels as follows:

3.3.1 By written agreement by both parties to terminate this agreement, to be effective sixty (60) days after said agreement to terminate or as otherwise agreed. IX shall be responsible for payment of all solar panels pursuant to the terms set forth above produced during the period following notice of termination. IX shall be responsible for payment of all inmate work performed during the period following notice of termination and shall pay any other related costs incurred pursuant to this Agreement, following notice of termination. The parties agree to work together in good faith to determine the amount of any remaining inventory and to sell the remaining inventory and apply the proceeds of said sale to the cost of the inmate work as set forth in the preceding sentence.

3.3.2 By written 180-day prior notification by either party sent return receipt to the other party. UNICOR, however, may terminate earlier if one of the following conditions apply: (i) if UNICOR is directed to terminate by the Attorney General; (ii) if required by order of a U.S. Court; (iii) if required by Executive Order; or (iv) if required by Act of Congress. IX shall be responsible for payment of all inmate work performed during the period following notice of termination and shall pay any other related costs incurred pursuant to this Agreement, following notice of termination. If termination occurs, UNICOR will complete any IX work in process or offset the cost to complete any IX work in process located in UNICOR facilities at the time of termination.

3.3.3 Either party may terminate this agreement upon the occurrence of a default or a material breach by the other party subject to and as provided in Section 6.

3.3.4 IX may terminate this Agreement in the event that the Government terminates any purchase order or other contract for solar panels for convenience or default.

3.4 Machinery, Tooling and Equipment. Unless otherwise agreed to in advance in writing, UNICOR shall be responsible for the acquisition, installation and operation of all machinery, tooling and equipment necessary for the production of the solar panels as specified in Appendix A of this Agreement. IX shall use its best efforts to obtain favorable pricing for UNICOR of the machinery, tooling and equipment from the manufacturers and suppliers.

3.5 Return of Property. Upon the expiration of this Agreement, each party shall return any equipment, machinery, tools, documents, information and any other property provided and owned by the other party

  4. Non-Exclusive Nature of Agreement.

4.1 Both parties agree that this is not an exclusive agreement between UNICOR and IX to provide the items described herein. However, UNICOR agrees that it will offer IX the nonexclusive right to negotiate a contract to sell and market to U.S. government customers, any and all solar panels and related products assembled and manufactured under this agreement, and will maintain an on-going capability to perform warranty work during the term of any such warranty. UNICOR retains the right to subcontract with other companies and to sell the solar panels directly to Federal agencies. However, UNICOR agrees not to use any design specifications provided by IX when subcontracting with other companies or when selling directly to Federal agencies.

  5. Representations. Warranties and Limitations of Liability.

  5.1 Each of the parties represents and warrants to the other as follows

5.1.1 it has all requisite power and authority (corporate and otherwise) to enter into this Agreement and has duly authorized by all necessary action the execution and delivery hereof by the officer or individual whose name is signed on its behalf below; and

5.1.2 the execution and delivery of this Agreement and the performance of its obligations hereunder do not and will not conflict with or result in a breach of or a default under its respective organization instruments or any agreement, instrument, order, law or regulation applicable to it or by which it may be bound, and

5.1.3 this Agreement has been duly and validly executed and delivered by it and constitutes its valid and legally binding obligation, enforceable in accordance with its terms.

5.2 UNICOR's Representations and Warranties

5.2.1 UNICOR Represents and warrants that, with the exception of institutional emergencies and other unforeseen circumstances associated with management of a prison, that

5.2.1.1 UNICOR will make available the work force necessary to meet the requirements of IX; and

5.2.1.2 UNICOR shall be responsible for freight charges to the end customer from the factory location and for any miscellaneous packaging material (strapping, shrink wrap, etc.) used to ship the final items to the customer. UNICOR shall ship all items in accordance with requirements stated in the contract and/or purchase order, and applicable rules and regulations that govern labeling and disclosure of country of origin; and

5.2.1.3 UNICOR may utilize the materials provided by IX to offset material and manufacturing defects to ensure the quantity ordered by IX is manufactured as specified and ordered; and

5.2.1.4 UNICOR shall obtain from IX or other sources all parts and components to produce the solar panels according to the most recent specifications and standards of the Department of Defense, Underwriters Laboratories, or ISO worldwide as appropriate for each order. UNICOR shall be responsible for conforming its production methods and operations to meet the standards, and shall bear the costs of testing of compliance with the applicable standards; and

5.2.1.5 Upon request, UNICOR shall submit a weekly inventory of materials and work in progress to IX including parts components, work in progress and finished panels. UNICOR shall also provide on-line access to its management tracking system on its customer support webpage; and

5.2.1.6 UNICOR shall first deliver twenty (20) preproduction solar panels for inspection, testing and acceptance by IX within ninety days of the execution of this agreement. Upon acceptance by IX, UNICOR shall deliver a second one hundred (100) solar panels for approval, followed by a third one thousand (1,000) solar panels and a fourth three thousand (3,000) solar panels, followed by five thousand (5,000) solar panels, all of which shall be delivered for testing and acceptance within one hundred twenty (120) days from initial receipt by UNICOR of materials. Thereafter, UNICOR shall deliver ten thousand (10,000) solar panels each month so long as materials to make the solar panels are received by UNICOR at least ten (10) days prior to the month due to customer.

  5.3    IX's Representations and Warranties

5.3.1 IX Represents and warrants that

5.3.1.1  It shall provide UNICOR, at prices mutually agreed to by the parties, with all the supplies and materials, including the solar cells, from IX approved sources necessary to complete the work to fabricate and assemble the panels to the most recent specifications, unless UNICOR obtains the supplies at a more competitive price from another source; and

5.3.1.2 It shall supply UNICOR, if needed, the most recent specifications, contract modifications, any follow-up needed on requests for contract modifications (e.g., determining if a requested modification is warranted), and any other supplemental information needed to complete the solar panels under this Agreement; and

5.3.1.3 It shall provide to UNICOR on a monthly basis sales forecasts and summaries of the status of efforts to obtain Federal customers; and

5.3.1.4 It agrees to conduct inspections and acceptances of solar panels, at times agreeable to UNICOR and IX, at FCI Otisville; and

5.3.1.5 It agrees to reimburse UNICOR for any shipping costs incurred.

5.4 Manufacturer's Warranty. UNICOR warrants that the solar panels it assembles and manufactures shall be free of defects in materials and workmanship under normal applications, use and service conditions, and that the solar panels shall perform at least as rated capacity when shipped from UNICOR's factory. UNICOR shall also warrant that its solar panels shall retain at least ninety percent (90%) of rated capacity after ten years of service and eighty percent (80%) after twenty-five years of service. UNICOR will, at its option, either repair or replace the product, or refund the purchase price, if the product becomes inoperable due to a defect in material or workmanship. This warranty does not apply to any panels that in UNICOR's judgment has been subject to misuse, neglect, or accident or which has been damaged through abuse, alteration, improper installation or application, or negligence in use, storage, transportation or handling, or repaired by anyone other than UNICOR. The warranty does not cover any transportation costs for return of module or other reshipment or any repaired or replaced panels, or cost associated with installation, removal or reinstallation of panel. This warranty shall not apply if the IX specifications or any materials IX provides are determined to be the cause of a defect or the defect resulted from an act of God.

5.5 Consequential Damages. Except for parties' obligations contained in section 3.3 neither party shall have any liability to the other party with respect to its obligations under this agreement for consequential, exemplary, or incidental damages even if either party has been advised of the possibility of such damages.

  6.     Default.

6.1 An event of default shall occur hereunder (i) if IX fails to pay any sum when due after thirty (30) days past due; (ii) if either party fails to perform or observe any material covenant or agreement to be performed or observed herein; or (iii) either party becomes insolvent, bankrupt or unable to pay its debts as such become due or files any debtor proceedings or shall take or have taken against them (unless dismissed or stayed within 90 days of filing) in any court pursuant to any statute either of the United States or any state a petition in bankruptcy or insolvency or for reorganization or for the appointment of a receiver or trustee of all or a portion of its property or makes an assignment for the benefit of creditors, or petitions for or enters into such an arrangement. For purposes of this Agreement, a material covenant shall be defined as one stated in this Agreement, the breach of which would likely cause the other party to suffer material harm to its business or reputation. The defaulting party shall have thirty (30) days from receipt of prior written notice specifying the default to cure such default. In the event that the default is not cured within such thirty (30) day period, the non- defaulting party shall have the right to immediately terminate this Agreement.

  7.     Proprietary Rights and Confidentiality.

7.1 Definition and Uses. The term "Confidential Information" shall mean any information disclosed by one party to the other in connection with this Agreement which is in written, graphic, machine readable, other tangible or oral form. Without limitation, Confidential Information includes all business plans, trade secrets, computer software, financial information, designs, the Data and customer and dealer lists. Each party agrees that it will safeguard such information by using the same degree of care and discretion that it uses to prevent disclosure of its own information that it regards as confidential, but in no event less than reasonable care. Any Confidential Information shall be used solely for the purposes set forth in this Agreement and shall only be disclosed to those employees having a need for access to such information in order to effectuate the purposes of this Agreement and who have been informed of the confidentiality provisions contained herein. Confidential information disclosed by either party to the other shall be identified as such at the time of disclosure, and a summary shall be attached to the non-disclosure agreement currently in place and shall be incorporated by reference into this Agreement.

7.2 In the event that either party desires to disclose the other party's Confidential Information to third party consultants or agents solely to effectuate the purposes of this Agreement, that party shall obtain written permission from the disclosing party and executed non-disclosure agreements from each such consultant or agent which contains provisions that are comparable to the ones contained in this Section. Both parties recognize that, as a public agency, UNICOR may be required to provide information to the media or general public without prior written notice to, or approval by, IX. Both parties agree to the extent possible to provide notice to the other party prior to releasing such information. Any media release about operations will be jointly coordinated. Both parties agree to respect the other parties' interests in communicating with the media.

7.3 Both parties agree that to the best of their knowledge the privacy rights and obligations of IX for its. Federal income tax returns, Commerce Department surveys and reports shall not be diminished or circumvented by section 7.1.

7.4 Exceptions. Confidential Information does not include any information which at the time of disclosure is generally known by the public through no fault of the receiving party, was in the receiving party's possession before receipt from the disclosing party, was independently developed by the receiving party, was disclosed under operation of law or is rightfully received by receiving party from a third party without a duty of confidentiality. Notwithstanding the termination or expiration of this Agreement, the parties shall continue to be obligated to protect the confidentiality of any information provided hereunder for a period of three (3) years after the termination or expiration of this Agreement.

8.      Trademarks and Promotional Materials.

8.1 A party may not use the registered trademarks, service marks, logos, name or any other proprietary designations of the other party without that party's prior written consent, and shall submit to the other party for prior approval any proposed advertising or promotional materials using such trademarks, service marks, logos or name. Neither party will issue any publicity, advertisement, promotion or other promotional statements concerning the subject matter of the Agreement without the prior written consent of the other party. However, both parties agree that the terms and conditions of this Agreement may be disclosed to a bank or other financial institution or potential investor by IX for the sole purpose of obtaining equity or debt financing, or line of commercial credit. The parties agree that the country of origin disclosures shall be made for solar panels made by UNICOR.

9.      Taxes.

9.1 IX shall be responsible for any applicable taxes for its operations, including but not limited to applicable business or sales taxes and/or employment taxes, social security taxes or unemployment insurance for its employees. IX shall not be responsible for any tax liabilities incurred by UNICOR as an assembler, manufacturer, and fabricator of solar panels and framing and support structures.

10.     Alternative Dispute Resolution.

10.1 The parties to this Agreement agree to attempt in good faith to resolve any conflicts, disputes, or claims arising out of this Agreement by negotiation between senior executives or officials. All disputes and claims, arising under or related to this agreement shall be decided by the Chief of Procurement for Federal Prison Industries. If applicable, parties agree to consider the utilization of Alternative Dispute Resolution (ADR) procedures in situations concerning disputes between the parties.

11.    Relationship of the Parties.

11.1 This Agreement does not constitute a joint venture, partnership, consortium or any other form of business arrangement or organization. UNICOR shall undertake performing its obligations pursuant to this Agreement as an independent contractor. Nothing contained herein or done pursuant to this Agreement shall make UNICOR or its agents or employees the legal representative, agent or employee of IX for any purpose whatsoever. It is expressly agreed and understood that the benefits available to certain employees of IX, such as Health Insurance, Disability Benefits, Pensions and Annuities, Death Benefits, Savings Plans and others shall not be available to UNICOR staff or its workers. IX shall perform its obligations pursuant to this Agreement as an independent contractor. Nothing contained herein or done pursuant to this Agreement shall make IX or its agents or employees the legal representative, agent or employee of UNICOR for any purpose whatsoever. It is expressly agreed and understood that the benefits available to certain employees of UNICOR such as Health Insurance, Disability Benefits, Pensions and Annuities, Death Benefits, Savings Plans and others shall not be available to IX employees. Each of the parties shall be responsible for paying their employees' salaries and benefits. Any injuries sustained by an inmate during the course of this Agreement shall be handled pursuant to the Inmate Accident Compensation Act, 28 CFR 301.

12.    Assignment.

12.1 Neither party shall assign or subcontract to any other party all or any part of this Agreement, its obligations hereunder, or any other interest herein or any rights hereunder without the other party's prior written consent which consent shall not be unreasonably withheld.

13.     Product Liability.

13.1 Except as may be otherwise provided for in this Agreement, IX agrees to protect, defend, and hold harmless UNICOR or any employees or agents thereof, for any product liability claim relating to the products in which work is being performed if the item is made within the specifications provided by IX

14.     Federal Law to Apply.

14.1 This agreement will have been made, executed and delivered and will be governed and construed for all purposes in accordance with the laws of the Federal Government of the United States of America without giving effect to conflict of laws provisions.

15.    Notice.

15.1 Unless otherwise provided herein, any notice, tender, or delivery to be given hereunder by or to UNICOR and IX, shall be effected in writing and be sent by a nationally recognized overnight delivery service to such party at the address shown below or such address as a party may designate by notice as provided herein:

To:	IX Energy, Inc. X Energy, Inc. 711 Third Avenue Suite 1505 New York, NY 10017 Attn: Mr. Steven Hoffman Phone No. (212) 476-0906	To:	UNICOR Federal Prison Industries Inc. 320 First Street, NW Building 400, 6th Floor Washington, DC 20534 Attn: Mr. Chuck Darrin Phone No. (202) 305-3734

16.    Rights to Inventions.

16.1 Inventions arising out of this Agreement that are solely conceived or reduced to practice by one of the parties hereto shall remain the property of the originating party. Inventions arising out of this Agreement that are jointly reduced to practice by the parties hereto shall, at a minimum, be owned jointly by the parties with each having an undivided one-half interest therein. However, the parties may agree to have further negotiations in order to establish ownership rights that are different from the above. This understanding is subject to the rights of the U.S. Government, if any.

17.     Entire Agreement and Modifications.

17.1 Upon acceptance of this Agreement by both parties, this Agreement shall be binding upon and inure to the benefit of the parties, shall constitute the entire agreement between the parties and shall supersede all other oral or written agreements or understandings between the parties concerning the subject of this Agreement. THIS AGREEMENT MAY NOT BE MODIFIED, CHANGED OR AMENDED EXCEPT BY A WRITTEN AMENDMENT SIGNED BY AN AUTHORIZED REPRESENTATIVE OF EACH PARTY.

18.    Waiver.

18.1 No action taken by either party shall be deemed to constitute a waiver of compliance with any representation, warranty or covenant contained in this Agreement unless such waiver is in writing and signed by a senior executive of the waiving party. The waiver by a party of a breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach.

19.    Severability.

19.1 If any provision of this Agreement is for any reason held invalid, illegal, void or unenforceable, all other provisions of this Agreement will remain in full force and effect and the invalid, illegal, void or unenforceable provision shall be replaced by a mutually acceptable valid, legal and enforceable provision that is closest to the original intention of the parties.

20.    Headings.

20.1 The headings to the various sections of this Agreement are for convenience and ease of reference only and do not define, limit, augment, or describe the scope, content, or intent of this Agreement or any part or parts of this Agreement.

21.    Two Counterparts. One Agreement.

21.1 This Agreement may be executed simultaneously in two (2) or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

22.    Survival of Obligations.

THE PROVISIONS OF SECTIONS 3.2, 3.3, 3.5, 4.1, 5.4, 5.5, 7, 9, 10,11, 13, 14 and 16 SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

FEDERAL PRISON INDUSTRIES, INC.
(UNICOR)

By:  /s/ Brad Beus
Name:  Brad Beus
Title:  General Manager
Date:  June 20, 2008

By:  /s/ Lisabeth L. Day
Name:  Lisabeth L. Day
Title:  Procurement Chief
Date:  6/20/08
IX ENERGY, INC. (IX) By: /s/ Steven Hoffman Name: Steven Hoffman Title: Chief Executive Officer Date: June 19, 2008